     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2002


                                                      REGISTRATION NO. 333-89750

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM F-10

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                               DRAXIS HEALTH INC.

             (Exact name of Registrant as specified in its charter)

             ONTARIO                           2834                  NOT APPLICABLE
(Province or other jurisdiction of       (Primary Standard           (IRS Employer
  incorporation or organization)     Industrial Classification    Identification No.)
                                           Code Number)

                         6870 GOREWAY DRIVE, 2ND FLOOR
                      MISSISSAUGA, ONTARIO, CANADA L4V 1P1
                                 (905) 677-5500

   (Address and telephone number of Registrant's principal executive offices)

                             CT CORPORATION SYSTEM
                            208 SOUTH LASALLE STREET
                               CHICAGO, IL 60604
                                   SUITE 814
                                 (312) 263-1414

            (Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

                         ------------------------------

                                   COPIES TO:

      DOUGLAS M. PARKER             CHARLES R. MANZONI JR.           DAVID E. WOOLLCOMBE                ANDREW J. BECK
 General Counsel & Secretary      Gardner, Carton & Douglas         McCarthy Tetrault LLP                 Torys LLP
     Draxis Health Inc.             321 North Clark Street       Toronto Dominion Bank Tower           237 Park Avenue
 6870 Goreway Drive, 2ndFloor            Suite 3100                  Suite 4700, Box 48            New York, New York 10017
 Mississauga, Ontario, Canada      Chicago, Illinois 60610         Toronto, Ontario, Canada            (212) 880-6010
           L4V 1P1                                                         M5K 1E6
       (905) 677-9642                  (312) 245-8423                  (416) 601-7555

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                         ------------------------------

                          PROVINCE OF ONTARIO, CANADA
               (PRINCIPAL JURISDICTION REGULATING THIS OFFERING)

    It is proposed that this filing shall become effective (check appropriate box)


A. /X/ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).



B.  / / at some future date (check appropriate box below)


     1. / / pursuant to Rule 467(b) on [      ] at [      ] (designate a time
        not sooner than 7 calendar days after filing).

     2. / / pursuant to Rule 467 (b) on [      ] at [      ] (designate a time 7
        calendar days or sooner after filing) because   the securities
        regulatory authority in the review jurisdiction has issued a receipt or
        notification of clearance on [      ].

     3. / / pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.


     4. / / after the filing of the next amendment to this Form (if preliminary material is being filed).



    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. / /


--------------------------------------------------------------------------------
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
                                     PART I
                           INFORMATION REQUIRED TO BE
                      DELIVERED TO OFFEREES OR PURCHASERS

                                             DRAXIS HEALTH INC.
                                                US$10,973,212
           [LOGO]                          4,220,466 COMMON SHARES



    This is an offering of 4,220,466 Common Shares (the "Offered Shares") of DRAXIS Health Inc. ("DRAXIS" or the "Corporation"). The Offered Shares will be offered in Canada and the United States of America (the "United States"). The outstanding Common Shares of DRAXIS are listed on The Toronto Stock Exchange ("TSX") under the symbol "DAX" and on The Nasdaq National Market ("Nasdaq") under the symbol "DRAX". Unless otherwise specified, all dollar amounts contained in this prospectus are expressed in United States dollars and "$", "US$" or "US dollars" refer to United States dollars. "Cdn$" refers to Canadian dollars.



    3,043,996 of the Offered Shares are being offered by Elan International Services, Ltd. ("Elan") and 1,176,470 of the Offered Shares are being offered by Novopharm Limited ("Novopharm"), a subsidiary of Teva Pharmaceutical
Industries Ltd. (Elan and Novopharm, collectively, the "Selling Shareholders").


    INVESTING IN THE OFFERED SHARES INVOLVES RISKS, INCLUDING THOSE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 17 OF THIS PROSPECTUS.


                        PRICE: US$2.60 PER COMMON SHARE

                       ---------------------------------
                       ---------------------------------


                                                         PRICE TO THE    UNDERWRITERS'     NET PROCEEDS TO THE
                                                            PUBLIC            FEE        SELLING SHAREHOLDERS(1)
                                                         -------------   -------------   -----------------------
Per Common Share.......................................  US$      2.60     US$  0.143         US$     2.457
Total..................................................  US$10,973,212     US$603,527         US$10,369,685



(1) Before deducting the aggregate expenses of the Offering, estimated to be US$430,000, which will be paid for by the Corporation except that Novopharm will bear its proportionate share of the filing fees related to the Offering.


    CIBC World Markets Inc., National Bank Financial Inc. ("NBF") and Ryan,
Beck & Co., LLC are acting as underwriters (the "Underwriters") of this Offering. A portion of the Offered Shares will be offered for sale in the United States through registered broker-dealers. See "Plan of Distribution".

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    DRAXIS IS PERMITTED, UNDER THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE SECURITIES REGULATORY AUTHORITIES IN CANADA AND THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. DRAXIS PREPARES ITS CONSOLIDATED FINANCIAL STATEMENTS IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES.

    PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE ACQUISITION OF THE SECURITIES DESCRIBED HEREIN MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN CANADA. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES MAY NOT BE DESCRIBED FULLY HEREIN. PROSPECTIVE INVESTORS SHOULD READ THE TAX DISCUSSION CONTAINED IN THIS PROSPECTUS.

    THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT DRAXIS IS INCORPORATED UNDER THE FEDERAL LAWS OF CANADA, THAT MOST OF ITS OFFICERS AND DIRECTORS, SOME OF THE EXPERTS, THE SELLING SHAREHOLDERS AND SOME OF THE UNDERWRITERS NAMED IN THIS PROSPECTUS MAY BE RESIDENT OUTSIDE OF THE UNITED STATES, AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF DRAXIS AND SAID PERSONS MAY BE LOCATED OUTSIDE OF THE UNITED STATES.


    The Offered Shares are expected to be available for delivery on June 21, 2002.


CIBC WORLD MARKETS CORP.

                     NBC INTERNATIONAL (USA) INC.

                                                                RYAN, BECK & CO.


                                 June 14, 2002

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
DOCUMENTS INCORPORATED BY REFERENCE.........................         2

CORPORATE INFORMATION.......................................         4

BUSINESS OF THE CORPORATION.................................         4

CORPORATE STRATEGY..........................................         7

RECENT DEVELOPMENTS.........................................         7

SELECTED FINANCIAL INFORMATION..............................         9

PRICE RANGE AND TRADING VOLUME..............................        10

DETAILS OF THE OFFERING.....................................        11

SELLING SHAREHOLDERS........................................        11

PLAN OF DISTRIBUTION........................................        12

USE OF PROCEEDS.............................................        13

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....        13

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS..........        14

EXCHANGE RATE INFORMATION...................................        15

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES.................        15

AVAILABLE INFORMATION.......................................        16

ADDITIONAL INFORMATION......................................        16

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT.......        16

STATEMENT REGARDING FORWARD-LOOKING INFORMATION.............        16

RISK FACTORS................................................        17

LEGAL PROCEEDINGS...........................................        24

LEGAL MATTERS...............................................        24

AUDITORS, TRANSFER AGENT AND REGISTRAR......................        25


                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed with the securities commission or similar authority in each province of Canada, and with the Securities and Exchange Commission ("SEC") in the United States, are specifically incorporated by reference in this short form prospectus:

    (a) SEC Form 20-F (annual information form) of the Corporation dated May 20, 2002;

    (b) material change report of the Corporation dated January 24, 2002;

    (c) audited comparative consolidated financial statements of the Corporation and the notes thereto for the financial year ended December 31, 2001 (expressed in US dollars and presented in accordance with US GAAP), together with the report of the auditors thereon, found at pages 30 through 48 of the 2001 annual report to shareholders of the Corporation;

    (d) management's discussion and analysis for the year ended December 31, 2001 (in relation to financial statements presented in accordance with US
       GAAP), included as pages 16 to 28 in the 2001 annual report to shareholders of the Corporation;

    (e) audited comparative consolidated financial statements of the Corporation and the notes thereto for the financial year ended December 31, 2001 (expressed in US dollars and presented in accordance with

       Canadian GAAP), together with the report of the auditors thereon, found at pages 17 to 39 of the Canadian GAAP Financial Information 2001 Supplement;

    (f) management's discussion and analysis for the year ended December 31, 2001 (in relation to financial statements presented in accordance with Canadian GAAP), included as pages 1 to 15 in the Canadian GAAP Financial Information 2001 Supplement;

    (g) unaudited comparative consolidated financial statements of the Corporation included as pages 14 to 27 of the interim report to shareholders for the period ended March 31, 2002;

    (h) management's discussion and analysis included as pages 4 to 13 of the interim report to shareholders for the period ended March 31, 2002; and

    (i) management proxy circular of the Corporation dated April 2, 2002 in connection with the 2002 annual meeting of shareholders of the Corporation, other than the sections entitled "Executive
       Compensation--Report of Compensation Committee", "Executive Compensation--Stock Performance Graph" and "Corporate Governance".

    ANY DOCUMENTS OF THE CORPORATION OF THE TYPE REFERRED TO ABOVE (EXCLUDING CONFIDENTIAL MATERIAL CHANGE REPORTS) FILED WITH A SECURITIES COMMISSION OR SIMILAR REGULATORY AUTHORITY IN CANADA ON OR AFTER THE DATE OF THIS SHORT FORM PROSPECTUS AND PRIOR TO THE TERMINATION OF THE OFFERING SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS SHORT FORM PROSPECTUS.

    IN ADDITION, ANY DOCUMENTS OF THE TYPE REFERRED TO ABOVE FILED WITH, OR ANY REPORT OF FOREIGN PRIVATE ISSUER ON FORM 6-K FURNISHED TO, THE SEC AFTER THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THIS OFFERING, SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS IF AND TO THE EXTENT EXPRESSLY PROVIDED FOR IN SUCH FILING OR REPORT.

    INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. COPIES OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE MAY BE OBTAINED ON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE CORPORATION, 6870 GOREWAY DRIVE, 2ND FLOOR, MISSISSAUGA, ONTARIO L4V 1P1 (TELEPHONE (905) 677-5500). FOR THE PURPOSE OF THE PROVINCE OF QUEBEC, THIS SIMPLIFIED PROSPECTUS CONTAINS INFORMATION TO BE COMPLETED BY CONSULTING THE PERMANENT INFORMATION RECORD. A COPY OF THE PERMANENT INFORMATION RECORD MAY BE OBTAINED FROM THE SECRETARY OF THE CORPORATION AT THE ABOVE-MENTIONED ADDRESS AND TELEPHONE NUMBER.

    ANY STATEMENT CONTAINED HEREIN OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED, FOR PURPOSES OF THIS SHORT FORM PROSPECTUS, TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT WHICH IT MODIFIES OR SUPERSEDES. THE MAKING OF SUCH A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS SHORT FORM PROSPECTUS.

                             CORPORATE INFORMATION

    The Corporation was incorporated under the name Deprenyl Research Limited under the CANADA BUSINESS CORPORATIONS ACT on October 13, 1987. In May 1994, the Corporation changed its name to DRAXIS Health Inc. On July 1, 1994, DRAXIS amalgamated with Bone Health Inc. pursuant to a statutory plan of arrangement. On July 14, 1995, the Corporation amended its articles to create employee participation shares. On January 1, 1997, DRAXIS amalgamated with Tican Pharmaceuticals Inc. pursuant to articles of amalgamation. On October 1, 1997, DRAXIS amalgamated with Spectro-Pharm Inc. ("Spectro-Pharm") pursuant to articles of amalgamation. On January 1, 1999, DRAXIS amalgamated with DAHI Animal Health Inc., DAHI Animal Health (Ontario) Inc., DRAXIS Animal Health (Canada) Inc., Viapharm Inc. and DRAXIS Orthopaedics Inc. pursuant to articles of amalgamation. The Corporation's registered and principal office is located at 6870 Goreway Drive, 2nd Floor, Mississauga, Ontario, L4V 1P1.

    Unless otherwise noted or the context otherwise indicates, references to the "Corporation" or "DRAXIS" are to DRAXIS and its subsidiaries.

                          BUSINESS OF THE CORPORATION

    DRAXIS is an integrated specialty pharmaceutical company with strong core competencies in two segments: the development, production, marketing and distribution of radiopharmaceuticals through DRAXIMAGE Inc. ("DRAXIMAGE") and the provision of contract pharmaceutical manufacturing services, specializing in liquid and freeze-dried injectables and other sterile products through DRAXIS Pharma Inc. ("DPI"). Management of the Corporation believes that both DRAXIMAGE and DPI have significant long-term growth potential and has invested considerable financial and management resources in developing these businesses.

RADIOPHARMACEUTICALS

    DRAXIMAGE is involved in the discovery, development, manufacture, and supply of therapeutic radiopharmaceuticals and diagnostic imaging agents. Nuclear medicine entails the use of radioactive agents (radiopharmaceuticals) for imaging and therapeutic purposes. The energy released as these products decay can be harnessed to: (i) elicit a visual representation of various organs and tissues (nuclear imaging), or (ii) destroy cancerous cells (radiotherapy).

    Radiopharmaceuticals represent a well-defined, growing niche market with high barriers to entry, including regulatory approval, specialized manufacturing standards, access to supply and critical delivery logistics. DRAXIMAGE discovers, develops, manufactures, and markets diagnostic imaging and therapeutic radiopharmaceutical products for the global marketplace. Products currently marketed by DRAXIMAGE include a line of lyophilized technetium-99m kits used in nuclear imaging procedures, a line of imaging and therapeutic products labelled with a variety of isotopes including radioiodine, and BrachySeed-TM-, second generation iodine-125 and palladium-103 brachytherapy implants. DRAXIMAGE also has a number of products in development including three technetium-99m-based diagnostic imaging products:
Fibrimage-Registered Trademark- for imaging deep vein thrombosis currently in Phase III clinical trials, Amiscan-TM- for the early diagnosis of acute myocardial infarct currently in Phase II clinical trials, and INFECTON for imaging infection in preclinical trials.

    DRAXIMAGE and its predecessor have a long history of technological and scientific progress in the field of radiopharmaceuticals. Notable achievements include: the development of lyophilized kits for the in-situ preparation of technetium-99m radiopharmaceutical products for nuclear medical imaging; the development of chelates for the indium/yttrium and technetium/rhenium groups of metals; and development of stabilisers for use in iodinated radiopharmaceuticals which resulted in DRAXIMAGE being one of the few companies to market iodinated products that do not require refrigeration.

    One of the fastest-growing segments of the radiopharmaceuticals market is brachytherapy--the implantation of radioactive "seeds" for the treatment of localized cancers of the prostate and other organs. These seeds contain either iodine-125 or palladium-103, depending on the status of the cancer and the required duration of treatment. The seeds deliver a concentrated, defined radiation dose that destroys cancer cells while minimizing damage to surrounding tissues. This targeted strategy is particularly important for organs such as the prostate, which is nestled between the bladder and the rectum. The procedure involves placement of approximately 100-150 of these seeds into a locally anaesthetised patient.

    DRAXIMAGE's licensed brachytherapy seed therapeutics are an important new addition to the Corporation's line of commercial products. DRAXIS' iodine-125 implant was approved by the United States Food and Drug Administration (the "FDA") in the second half of 2000 and launched into the Canadian and U.S. markets during the second quarter of 2001. The palladium-103 product was approved by the FDA in the fourth quarter of 2001 and was launched during the second quarter of 2002. The palladium isotope releases its energy over a shorter time-span, and tends to be used in the treatment of more aggressive cancers. DRAXIS' brachytherapy seed utilizes a patented design that delivers a more uniform distribution of radiation than its competitors' products, which can result in the use of relatively fewer BrachySeed-TM- implants per procedure. BrachySeed-TM- implants are marketed in the U.S. by Cytogen Corporation ("Cytogen").

    DRAXIS currently manufactures over 40 radiopharmaceuticals, including brachytherapy seeds, technetium-99m kits used in kidney, lung and brain imaging procedures and imaging and therapeutic products containing a variety of radioisotopes.

    DRAXIMAGE's largest customer, Syncor International Corporation ("Syncor"), represented 17% of DRAXIS' radiopharmaceutical revenues for the year ended December 31, 2001 and 4% of DRAXIS' total revenues for the same period.

CONTRACT MANUFACTURING

    DPI is a contract manufacturer with capabilities in a broad range of dosage forms, specializing in liquid and lyophilized (freeze-dried) injectables and other sterile products. Operating out of a cGMP (i.e., compliant with "current good manufacturing practices") 242,000 square-foot facility located in Kirkland, Quebec, DPI manufactures pharmaceutical products for DRAXIMAGE, as well as for over 15 other pharmaceutical clients in many international jurisdictions. DPI's two major customers are Warner-Lambert Consumer Healthcare, a Division of Pfizer Canada Inc. ("Pfizer") and GlaxoSmithKline Inc. ("GSK"), companies that place high value on solid regulatory compliance and consistent quality manufacturing. As at December 31, 2001, Pfizer and GSK, together, represented 73% of contract manufacturing revenues and 45% of DRAXIS' total revenues.

    The Corporation's prospects are enhanced by: (i) its differentiated and high value-added manufacturing capacity--sterile lyophilization; and, (ii) a top-tier client list. With its expansion of sterile and sterile lyophilized manufacturing facilities, management believes that DRAXIS will be able to capitalize on the shortfall of cGMP sterile and sterile lyophilization capacity across North America. This capacity shortfall has been exacerbated by an increase in FDA disciplinary action against many competitors and the trend of manufacturing consolidation and outsourcing among large pharmaceutical companies.

    DPI plant operations are organised into four manufacturing areas, supported by packaging, warehousing and distribution functions:

    STERILE LYOPHILIZATION--DRAXIS' highly specialized lyophilization capability is key to the Corporation's business strategy. Lyophilization is the preferred dosage form for a broad range of sterile products that are unstable in liquid form. Lyophilization is a complex process of freeze-drying where a liquid solution is frozen under vacuum and all water is removed, leaving behind a stable dry sterile powder that has a relatively long shelf life and is easily reconstituted into a liquid form prior to use. Products delivered in a lyophilized dosage form include injectable pharmaceuticals, vaccines, biotechnology proteins or peptides and diagnostic products.

    OTHER STERILE PRODUCTS--The Sterile Products Department includes preparation and pharmaceutical areas with manufacturing, filling and inspection rooms for the production of injectable liquids, topicals and sterile ophthalmic ointments. Management of the Corporation believes that DPI possesses one of the most modern facilities of its kind in Canada approved for the manufacture of sterile prescription pharmaceuticals for Canada, the United States and other global markets.

    OINTMENTS, CREAMS AND LIQUIDS--The Ointments, Creams and Liquids ("OCL") Department offers substantial flexibility in production scale. Production utilises a gravity-fed system and incorporates segregated wash and clean storage areas for equipment. Fully automatic validated clean-in-place systems ensure the purity of each customer's product. OCL has four dedicated packaging lines, the batch capability of which varies from 200 to 18,000 litres.

    SOLID DOSAGE--The Solid Dosage Department is comprised of two suites for granulating powders prior to compression into tablets or caplets and four isolated compression suites where tablets and caplets of various forms and sizes are manufactured. The granulation and compression rooms are isolated and have purpose-built airflow systems to contain powder. Dosage forms/product types manufactured include tablets in bottles and blisters, caplets in bottles and blisters, and powders.

    The DPI plant also houses packaging facilities capable of accommodating several product types, including: jars, bottles (glass and plastic), blisters, creams, ointments, vials and ampoule packages. The packaging department incorporates a flexible packaging area with several packaging lines for ointments, creams, tablets (bottles and blisters) and sterile products.

    The warehousing and distribution facilities of the DPI plant allow additional manufacturing flexibility and efficiency. A five-tier pallet-racking warehouse covers approximately 39,000 square feet of space and has six shipping and receiving docks. The warehouse has separately locked areas including refrigeration units that control sensitive raw materials and finished goods.

    In July 1999, DPI entered into a five-year manufacturing and supply agreement with Pfizer covering several non-prescription products for the Canadian market including, Polysporin-Registered Trademark-,
Sudafed-Registered Trademark-, Actifed-Registered Trademark- and
Zincofax-Registered Trademark-. Manufacturing of these products commenced in late 1999.

    In December 2001, DPI entered into a supply agreement with GSK for the renewal and expansion of an existing contract manufacturing relationship between the two companies. The agreement has an initial term to December 31, 2009 and covers all products currently manufactured by DPI for GSK plus several additional established, predominantly sterile products marketed by GSK in multiple international markets. Transfer activities related to the new products have been under way since early 2001. Commercial production is scheduled to be phased in during 2002 and 2003 as DPI receives regulatory approvals for product-specific site transfers.

OTHER COLLABORATION AGREEMENTS

    The Company has continuing financial interests associated with its collaboration agreements with Pfizer Inc. with respect to Anipryl-Registered Trademark- and GSK with respect to the Spectro-Pharm line of products. These financial interests are reported within the Corporation's "Corporate and Other" accounting segment.

    Although the Corporation's agreement with respect to Anipryl-Registered Trademark- represented only 14.5% of the Corporation's revenues for the year ended December 31, 2001, that agreement has, to date, been the Corporation's primary source of operating income. In the near term, however, the Corporation expects to lessen this reliance as it develops a diversified profits base from its radiopharmaceutical and contract manufacturing segments.

DISCONTINUED OPERATIONS

    DRAXIS Pharmaceutica markets and sells in-licensed pharmaceutical products in Canada and has historically focused primarily on innovative pharmaceutical products in specialty therapeutic areas where it could leverage its experience in regulatory affairs, management of clinical trials, interfacing with the Patented Medicine Prices Review Board, private and public reimbursement, and pharmaceutical marketing and sales.

    In January 2002, the Corporation announced that it had entered into a binding letter of intent (subject to satisfaction of various conditions) to sell its Canadian sales and marketing division (DRAXIS Pharmaceutica) to Elan Corporation, plc ("Elan plc"). On June 4, 2002, the Corporation announced that it had modified the terms of the proposed sale. Under the modified agreement, Elan plc will acquire Canadian product rights for

Zanaflex-Registered Trademark-, Diastat-Registered Trademark-, Mysoline-Registered Trademark-, Permax-Registered Trademark-, Eldepryl-Registered Trademark-, Novo-Selegiline, Ziconotide, MYOBLOC-TM-, Frovatriptan, Levulan Kerastick-Registered Trademark-, Zelapar-TM- and Zonegran-TM-. The transaction will now exclude the Canadian rights to Alertec-Registered Trademark-, Hectorol-TM- and Paclitaxel. DRAXIS will receive a cash payment of $9 million upon closing along with a participating interest based on Canadian sales of two products included in the transaction. Elan plc will assume certain liabilities associated with DRAXIS Pharmaceutica.

    Commencing with the quarter ended December 31, 2001, DRAXIS Pharmaceutica has been reported by the Corporation as a discontinued operation. DRAXIS expects to close the transaction and is continuing negotiations with respect to the final terms and definitive documentation, including required consents. As a result, there are no assurances that it will be completed as announced. Should the proposed transaction not be completed, DRAXIS will continue to manage the DRAXIS Pharmaceutica division to enhance shareholder value consistent with the Corporation's strategic focus on its core radiopharmaceutical and specialty contract manufacturing businesses.

                               CORPORATE STRATEGY

    The Corporation's general business strategy includes:

    FOCUSING ON SPECIALTY PHARMACEUTICAL MARKETS IN WHICH THE CORPORATION CAN DEVELOP AND SUSTAIN COMPETITIVE ADVANTAGE--DRAXIS has refocused its operations on its two core businesses, radiopharmaceuticals and specialty contract manufacturing. Both businesses target highly differentiated, specialized markets which feature high barriers to entry including regulatory requirements and specialized manufacturing standards.

    DEVELOPING NEW PHARMACEUTICAL PRODUCTS AND SERVICES CONSISTENT WITH THE CORPORATION'S STRENGTHS AND CAPABILITIES--DRAXIS has established a growing franchise in the highly differentiated radiopharmaceutical segment with a portfolio of over 40 currently marketed products plus five new products in development. In addition to its radiopharmaceutical platform, the Corporation's expanding lyophilization capability positions it to offer new services to take advantage of growth opportunities in contract manufacturing.

    PURSUING GROWTH OPPORTUNITIES WITH INTERNATIONAL MARKET POTENTIAL--The Corporation is leveraging its capabilities, experience and regulatory compliance in radiopharmaceuticals and manufacturing to expand its product and service offerings in the United States and other international markets.

    LEVERAGING ALLIANCES WITH BUSINESS PARTNERS--The Corporation is pursuing multiple opportunities with new and existing business partners including Syncor, GSK and Cytogen. Having met the strict quality and service standards of such partners positions the Corporation to expand on these relationships in both its radiopharmaceuticals and contract manufacturing businesses.

    The Corporation's primary operational focus in 2002 will continue to be on:
(i) improving near-term financial and operational performance of its radiopharmaceutical and manufacturing businesses through increasing sales of existing products and services, improving manufacturing efficiency and effectiveness, and obtaining regulatory approvals; and (ii) securing and advancing its base for long-term growth through the development of its existing product pipeline as well as identifying and capitalizing on additional new business opportunities that are consistent with the Corporation's capabilities and that contribute to the long-term value of the Corporation.

                              RECENT DEVELOPMENTS

    On March 13, 2002, the Corporation announced that it had received approvals from the FDA to transfer the production of previously externally manufactured DRAXIMAGE lyophilized medical imaging products to the DPI manufacturing facility. By manufacturing the subject products "in-house", the Corporation anticipates that an additional US$700,000 of manufacturing margins will be retained by DRAXIS. Management of DRAXIS believes that the Corporation will be able to produce greater quantities of these products than its external manufacturer and will therefore be able to meet previously unsatisfied demand for such products.

    On April 2, 2002, DRAXIS announced the launch of a capital investment program to add a second sterile lyophilization unit, expected to triple DPI's existing lyophilization capacity. DPI's specialized facility was originally designed to readily accommodate a second lyophilizer at a cost significantly less than that of the initial installation with minimal disruption to ongoing production. Delivery and installation of the second lyophilization unit is scheduled for December 2002 and the Corporation expects the extra capacity to come on line for commercial production by early 2004.

    On April 30, 2002, the Corporation announced that it had completed expansion of production capacity for BrachySeed-TM- radioactive brachytherapy implants at its radiopharmaceutical subsidiary, DRAXIMAGE. DRAXIMAGE installed three new production lines at its FDA-approved production facility, incorporating 16 robotic assembly units custom-designed to speed production while maintaining product quality. The addition of the robotic production technology, together with improvements to process control systems, resulted in a five-fold increase in production capacity for BrachySeed-TM- I-125 since its introduction one year earlier.

    On May 16, 2002, DRAXIS reported record revenues and profitability for the first quarter of 2002 ended March 31, 2002. Revenues from continuing operations for the quarter increased to US$9.96 million, 18% above the US$8.41 million generated in the first quarter of 2001. Quarterly net income from continuing operations was US$887,000 or US$0.024 per share, nearly double the US$0.013 per share reported for the same period in 2001.

    On May 30, 2002, the Corporation announced that its palladium-103 brachytherapy implant had been launched for commercial distribution in the United States through Cytogen.

                         SELECTED FINANCIAL INFORMATION
             (IN THOUSANDS OF US DOLLARS EXCEPT SHARE RELATED DATA)
                                   (US GAAP)

INCOME STATEMENT DATA

                                         FOR THE QUARTERS ENDED MARCH 31,      FOR THE YEARS ENDED DECEMBER 31,
                                                    (UNAUDITED)                           (AUDITED)
                                         ---------------------------------   ------------------------------------
                                              2002              2001            2001         2000         1999
                                         ---------------   ---------------   ----------   ----------   ----------
Revenues
  Product sales........................    $    7,862        $    6,786      $   26,232   $   22,019   $   22,047
  Royalty and licensing................         2,102             1,627           6,752        7,132        2,338
                                           ----------        ----------      ----------   ----------   ----------
                                                9,964             8,413          32,984       29,151       24,385
                                           ----------        ----------      ----------   ----------   ----------
Expenses
  Costs of goods sold..................         5,805             5,583          21,801       18,237       16,286
  Selling, general and
    administration.....................         1,877             1,534           6,207        7,385        7,219
  Research and development.............           463               220           1,279        1,027          748
  Depreciation and amortization........           672               582           2,436        2,318        1,823
  Restructuring charges................            --                --              --          434           --
                                           ----------        ----------      ----------   ----------   ----------
                                                8,817             7,919          31,723       29,401       26,076
                                           ----------        ----------      ----------   ----------   ----------
Operating income (loss)................         1,147               494           1,261         (250)      (1,691)
Interest expense, net..................           (51)              (37)            (25)        (637)        (919)
Other income...........................            --                --              --          411        1,819
Income taxes...........................           259                86           2,890         (330)          99
Minority interest......................            50                90             286          338           --
                                           ----------        ----------      ----------   ----------   ----------
Income (loss) from continuing
  operations before cumulative effect
  of accounting change(1)..............           887               461          (1,368)         192         (890)
Loss from discontinued operations, net
  of taxes.............................          (104)             (241)           (216)        (630)      (4,580)
Cumulative effect of accounting change,
  net of taxes(1)......................            --                --              --      (19,900)          --
                                           ----------        ----------      ----------   ----------   ----------
Net income (loss)......................    $      783        $      220      $   (1,584)  $  (20,338)  $   (5,470)
                                           ==========        ==========      ==========   ==========   ==========
Basic and diluted income (loss)
  per share
  from continuing operations before
    cumulative effect of accounting
    change(1)..........................    $    0.024        $    0.013      $    (0.04)  $     0.01   $    (0.03)
  from discontinued operations.........        (0.003)           (0.007)           0.00        (0.02)       (0.13)
  cumulative effect of accounting
    change(1)..........................            --                --              --        (0.55)          --
                                           ----------        ----------      ----------   ----------   ----------
                                           $    0.021        $    0.006      $    (0.04)  $    (0.56)  $    (0.16)
                                           ==========        ==========      ==========   ==========   ==========
Weighted average number common shares
  outstanding
  Basic................................    36,729,775        36,565,102      36,587,794   36,324,199   33,825,654
  Diluted..............................    37,249,490        36,593,592      36,610,927   36,573,574   34,101,058

-------------

(1) Reflects change in accounting policy from January 1, 2001.

BALANCE SHEET DATA

                                                  AS AT MARCH 31,              AS AT DECEMBER 31,
                                                    (UNAUDITED)                    (AUDITED)
                                             -------------------------   ------------------------------
                                                2002          2001         2001       2000       1999
                                             -----------   -----------   --------   --------   --------
Cash and cash equivalents..................    $ 3,042       $ 2,014     $ 5,602    $ 4,420    $ 2,016
Total assets...............................    $64,487       $64,017     $64,360    $67,307    $60,647
Long-term debt (including current
  portion).................................    $ 9,737       $ 9,166     $ 8,060    $ 9,890    $14,476
Shareholders' equity.......................    $18,251       $20,587     $16,878    $20,808    $38,116

QUARTERLY INCOME STATEMENT DATA

                                                            FOR THE QUARTERS ENDED,
                                                                  (UNAUDITED)
                       --------------------------------------------------------------------------------------------------
                         2002                        2001                                         2000
                       --------   ------------------------------------------   ------------------------------------------
                       MAR. 31    MAR. 31    JUN. 30    SEPT. 30    DEC. 31    MAR. 31    JUN. 30    SEPT. 30    DEC. 31
                       --------   --------   --------   ---------   --------   --------   --------   ---------   --------
Revenues.............   $9,964     $8,413    $ 8,071     $7,868      $8,632    $  6,880    $7,836     $ 6,236    $ 8,199
Net income (loss)....   $  783     $  220    $(2,676)    $  259      $  613    $(19,667)   $  167     $  (420)   $  (418)
Net income (loss)
  per share..........   $0.021     $0.006    $(0.073)    $0.007      $0.017    $ (0.550)   $0.005     $(0.012)   $(0.011)

                         PRICE RANGE AND TRADING VOLUME

    The Common Shares are traded on the TSX and on Nasdaq. The combined volume of trading and closing price ranges of the Common Shares on the TSX and on Nasdaq are set forth in the following table for the periods indicated.


                                     TSX CLOSING PRICE PER SHARE,     NASDAQ CLOSING PRICE PER SHARE,
                                                IN CDN$                            IN US$
                                    -------------------------------   --------------------------------     TOTAL
TIME PERIOD                           HIGH       LOW       VOLUME       HIGH       LOW        VOLUME       VOLUME
-----------                         --------   --------   ---------   --------   --------   ----------   ----------
June 1 to 13, 2002................   $4.71      $3.94       358,430    $ 3.07     $ 2.52       633,700      992,130
May 2002..........................   $5.52      $4.70     1,556,844    $ 3.60     $ 3.11     2,136,600    3,693,444
April 2002........................   $5.12      $4.31       645,340    $ 3.22     $ 2.70     2,193,400    2,838,740
March 2002........................   $4.68      $3.80       752,666    $ 2.98     $ 2.36     1,424,700    2,177,366
February 2002.....................   $4.10      $3.76       477,971    $ 2.57     $ 2.38       779,400    1,257,371
January 2002......................   $4.36      $3.88       490,875    $ 2.71     $ 2.45     1,203,600    1,694,475
Fourth Quarter 2001...............   $4.40      $2.56     1,384,650    $ 2.77     $ 1.66     4,176,100    5,560,750
Third Quarter 2001................   $3.62      $2.45       981,113    $ 2.42     $ 1.50     3,234,700    4,215,813
Second Quarter 2001...............   $3.65      $2.46       978,453    $ 2.41     $ 1.53     4,828,900    5,807,353
First Quarter 2001................   $3.98      $2.70       936,096    $ 2.63     $ 1.69     3,025,500    3,961,596
Fourth Quarter 2000...............   $4.50      $2.76     1,679,692    $ 3.02     $ 1.69     6,291,600    7,971,292
Third Quarter 2000................   $5.20      $3.30     3,298,183    $ 3.63     $ 2.16    16,429,200   19,727,383
Second Quarter 2000...............   $4.50      $2.76     2,243,665    $ 3.06     $ 1.75    10,556,800   12,800,465



    The closing sale price of the Common Shares on the TSX on June 13, 2002, the last date on which the Common Shares traded on the TSX prior to the date of this Prospectus, was Cdn$3.98. The closing sale price of the Common Shares on Nasdaq on June 13, 2002, the last date on which the Common Shares traded Nasdaq prior to the date of this Prospectus, was US$2.59.

                            DETAILS OF THE OFFERING


    The Offering consists of 4,220,466 Common Shares at a price per share of US$2.60. As at March 31, 2002, there were 36,935,434 Common Shares outstanding.


COMMON SHARES

    Each Common Share entitles the holder thereof to receive notice of and to attend all meetings of the shareholders of the Corporation and have one vote for each Common Share held at all meetings of shareholders. The directors are elected at each annual meeting of shareholders and do not stand for re-election at staggered intervals.

    Each Common Share participates in any dividend, as and when declared by the Board of Directors, out of moneys properly applicable to the payment of dividends, in such amount and in such form as the Board of Directors may from time to time determine, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or ratably with the holders of the Common Shares, and all dividends which the Board of Directors may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

    In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall, subject to the rights of the holders of any other class or shares of the Corporation entitled to receive the assets of the Corporation upon such distribution in priority to or ratably with the holders of the Common Shares, be entitled to participate ratably in any distribution of the assets of the Corporation.

    The Corporation is authorized to issue an unlimited number of Common Shares, an unlimited number of preferred shares (issuable in series), of which none are issued or outstanding as at the date hereof and an unlimited number of employee participation shares ("Participation Shares"), of which 2,000,000 have been issued and 470,000 remain outstanding as at March 31, 2002. Pursuant to the terms of the Employee Participation Share Purchase Plan, the maximum number of participation shares issuable pursuant to this plan is 2,000,000.

                              SELLING SHAREHOLDERS


    The following table sets forth certain information concerning the ownership of Common Shares by the Selling Shareholders who are selling an aggregate of 4,220,466 Common Shares under this Prospectus.



                                  BEFORE GIVING EFFECT TO THIS                      AFTER GIVING EFFECT TO THIS
                                            OFFERING                                          OFFERING
                                  -----------------------------                     ----------------------------
                                                    PERCENTAGE                                       PERCENTAGE
                                                      (%) OF                                           (%) OF
                                    NUMBER OF      OUTSTANDING       NUMBER OF        NUMBER OF      OUTSTANDING
                                  COMMON SHARES       COMMON          COMMON        COMMON SHARES      COMMON
                                      OWNED         SHARES(1)     SHARES OFFERED        OWNED         SHARES(1)
                                  --------------   ------------   ---------------   --------------   -----------
SELLING SHAREHOLDER
Elan International
  Services, Ltd.................     3,043,996          8.2          3,043,996          Nil            Nil
Novopharm Limited(2)............     2,352,940          6.4          1,176,470        1,176,470        3.2


------------


(1) As at March 31, 2002.



(2) A subsidiary of Teva Pharmaceutical Industries Ltd.


    The information as to the number of Common Shares owned by the above-named Selling Shareholders is not within the Corporation's knowledge and has been furnished by the respective Selling Shareholders.

                              PLAN OF DISTRIBUTION


    Under an agreement (the "Underwriting Agreement") dated June 14, 2002 between CIBC World Markets Inc., National Bank Financial Inc. and Ryan,
Beck & Co., LLC, the Corporation and the Selling Shareholders, the Selling Shareholders have agreed to sell, and the Underwriters have agreed to purchase, on June 21, 2002, or on such other date as may be agreed, but in any event not later than July 19, 2002, subject to compliance with all necessary legal requirements and to the terms and conditions contained in the Underwriting Agreement, 4,220,466 Common Shares, each at a price of $2.60 per Offered Share, payable in cash to the Selling Shareholders against delivery of a certificate or certificates representing such Offered Shares. Pursuant to the terms of the Underwriting Agreement, the Selling Shareholders have agreed to pay fees to the Underwriters in the amount of $0.143 per Offered Share in consideration of services rendered by the Underwriters in connection with the Offering. The offering price for the Offered Shares was determined by negotiation between the Selling Shareholders and the Underwriters.



    The Corporation has agreed that, for a period of 180 days following the closing of this Offering, neither it nor its subsidiaries will, nor will it announce any intention to, directly or indirectly, offer or sell, or enter into an agreement to offer or sell, any Common Shares or any other securities convertible into, exchangeable for, or otherwise exercisable into any securities of the Corporation (except in connection with its stock option plan or any other securities compensation plan and securities issued upon the exercise of rights thereunder, and the exercise of currently outstanding convertible securities), without the prior written consent of CIBC World Markets Inc. In addition, the Corporation, the directors and officers of the Corporation and the Selling Shareholders have undertaken in favour of the Underwriters not, without the prior written consent of CIBC World Markets Inc., to sell, offer, assign, transfer, encumber, contract to sell, grant an option to purchase, or otherwise enter into any arrangement (including a monetization arrangement) which has the effect of transferring all or any of the economic benefits of ownership of any Common Shares, held by them on the date hereof, or announce during such period any intention to do so at any time until the date that is 90 days after the filing of the final prospectus with the securities regulatory authorities in each province of Canada.


    The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement.

    Each of the Underwriters that is not registered as a broker-dealer under section 15 of the United States Securities Exchange Act of 1934, as amended, has agreed that, in connection with the Offering and subject to certain exceptions, it will not offer or sell any Offered Shares in, or to persons who are nationals or residents of, the United States other than through one of its United States registered broker-dealer affiliates. Similarly, each of the Underwriters has agreed that it will not sell Offered Shares to residents of a province where it is not a registrant under the applicable securities laws.

    The Offering is being made concurrently in each province of Canada and in the United States pursuant to the multijurisdictional disclosure system implemented by securities regulatory authorities in Canada and the United States.

    Pursuant to policy statements of the Ontario Securities Commission and the Commission des valeurs mobilieres du Quebec, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase any Common Shares. The foregoing restriction is subject to certain exceptions, as long as the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of such securities. These exceptions include a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with this Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

    The Corporation and the Selling Shareholders have each agreed to indemnify the Underwriters in certain circumstances. However, neither the Corporation nor the Selling Shareholders will have any obligation to indemnify the Underwriters or any other party in respect of a claim that is based on information provided by or in respect of the Underwriters.


    NBF, which is affiliated with a Canadian chartered bank, has extended credit facilities to a subsidiary of DRAXIS, namely DPI. Consequently, DRAXIS may be considered a connected issuer of the Underwriters within the meaning of applicable securities legislation. NBF has extended a secured credit facility to DPI due 2008. As of March 31, 2002, approximately $5.1 million was outstanding under such loan. NBF has also extended a revolving credit facility to DPI to a maximum amount of $2.2 million. As of March 31, 2002 approximately $2.0 million was outstanding under such loan. DPI is in compliance with the terms of the above-reference loans and, other than as described in this short form prospectus, the financial position of DPI has not changed materially since such indebtedness was incurred.


                                USE OF PROCEEDS


    The net proceeds to the Selling Shareholders from the sale of the Offered Shares are estimated to be US$10,369,685 based on a price of US$2.60 per Offered Share and after deducting the Underwriters' fee. The Corporation will not receive any proceeds from the sale of the Offered Shares by the Selling Shareholders.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following description is a general summary of certain material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Shares by a "U.S. Holder". As used herein the term "U.S. Holder" means the following persons who invest in and hold Offered Shares as capital assets: (i) citizens or residents (as defined for United States federal income tax purposes) of the United States; (ii) corporations (or other entities classified as corporations for United States federal income tax purposes) organized under the laws of the United States or of any state or the District of Columbia, (iii) an estate whose income is subject to United States federal income taxation regardless of its source, and (iv) a trust (A) if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a United States person under applicable Treasury regulations and, in each case, who are (a) residents of the United States for purposes of the Canada-United States Income Tax Convention (1980) (the "Convention"), (b) whose Common Shares would not, for purposes of the Convention, be effectively connected with a permanent establishment in Canada and (c) who otherwise would qualify for the full benefits of the Convention. This summary is based on the Convention, United States Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this short form prospectus may affect the tax consequences described herein. It is for general guidance only and does not address the consequences applicable to certain categories of shareholders subject to special treatment under the Code, including, but not limited to, tax exempt organizations, pass through entities, certain financial institutions, insurance companies, dealers in securities or foreign currencies, traders in securities electing to mark to market, U.S. persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar or persons that own directly, indirectly or by application of the constructive ownership rules of the Code 10% or more of the Corporation's stock by voting power or by value. Persons considering the purchase of Offered Shares should consult their tax advisors with regard to the application of the income tax laws of the United States and any other taxing jurisdiction to their particular situations.

    This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any prospective investor, and no representation with respect to the tax consequences to any particular investor is made. Prospective investors should consult their own tax advisors with respect to the income tax considerations relevant to them, having regard to their particular circumstances.

DIVIDENDS

    A U.S. Holder generally will realize, to the extent of the Corporation's current and accumulated earnings and profits (determined in accordance with United States federal income tax principles), a dividend taxable as ordinary income on the receipt of distributions on the Offered Shares equal to the U.S. dollar value of such distributions determined by reference to the exchange rate on the day they are received by the U.S. Holder (with the value of such distributions computed before any reduction for any Canadian withholding tax). Any amount of such distributions treated as dividends generally will not be eligible for the dividends received deduction available to certain United States corporate shareholders. To the extent that any such distribution exceeds the Corporation's current and accumulated earnings and profits, it will be treated first as a tax-free return of the U.S. Holder's tax basis in the Offered Shares to the extent thereof, and as a gain from the sale or exchange of such shares (see "Dispositions" below). U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any distributions received in Canadian dollars that are subsequently converted into U.S. dollars. Distributions to a U.S. Holder with respect to the Offered Shares will be subject to Canadian non-resident withholding tax, which is limited to a maximum rate of 15% pursuant to the terms of the Convention. Any Canadian withholding tax paid will not reduce the amount treated as received by the U.S. Holder for United States federal income tax purposes. However, subject to limitations imposed by United States law, a U.S. Holder may be eligible to receive a foreign tax credit for the Canadian withholding tax. Because the limitations applicable to the foreign tax credit rules are complex, U.S. Holders should consult their own advisors concerning the implications of these rules in light of their particular circumstances. U.S. Holders who do not elect to claim any foreign tax credits may be able to claim an ordinary income tax deduction for Canadian income tax withheld.

DISPOSITIONS

    Upon a sale or exchange of an Offered Share, a U.S. Holder will generally recognize a capital gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such Offered Share. Such gain or loss will be a long-term capital gain or loss if the Offered Share has been held for more than one year. Such gain or loss generally will be considered United States source gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are eligible for reduced rates of taxation. For both corporate and non-corporate taxpayers, limitations apply to the deductibility of capital losses.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    A U.S. Holder may be subject to United States information reporting with respect to dividends paid on the Offered Shares and certain payments of proceeds from the sale or exchange of the Offered Shares, unless such U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact. A U.S. Holder that is subject to United States information reporting generally will also be subject to United States backup withholding at the rate of 30% unless such U.S. Holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding tax rules. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's United States federal income tax liability.

               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes the principal Canadian federal income tax consequences of the purchase, ownership and disposition of Offered Shares generally applicable to original purchasers thereof who are residents of the United States ("US Holders") for the purposes of the Convention, who are not residents of Canada for the purposes of the Income Tax Act (Canada) (the
"Tax Act"), who hold their Offered Shares as capital property, who deal at arm's length with the Corporation for the purposes of the Tax Act and who do not use or hold and are not deemed to use or hold such Offered Shares in connection with a business carried on in Canada. Offered Shares will generally be considered to be capital property to a US Holder unless they are held as inventory in the course of carrying on a business or were acquired in a transaction considered to be an adventure in the nature of trade. This summary is based upon the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the "Proposals") and the provisions of the Convention as in effect on the date hereof. Other than the Proposals, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account tax laws of any province or territory of Canada or of any jurisdiction outside Canada. There can be no assurance that the Proposals will be enacted as proposed or at all.

    This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular US Holder. Accordingly, US Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

DISPOSITIONS

    A US Holder will not be subject to tax in Canada on any capital gain realized on a disposition of Offered Shares, provided that the shares do not constitute "taxable Canadian property" of the US Holder. Offered Shares will generally not constitute taxable Canadian property of a US Holder unless, at any time within the 60-month period immediately preceding the disposition, the US Holder, persons with whom the US Holder did not deal at arm's length or the US Holder together with all such persons owned, had an interest in or option in respect of, 25% or more of the issued shares of any series or class of the capital stock of the Corporation.

DIVIDENDS

    Dividends paid or credited or deemed to be paid or credited to a US Holder in respect of the Offered Shares will generally be subject to Canadian withholding tax on the gross amount of the dividends. Under the Convention, the rate of Canadian withholding tax which would apply on dividends paid by the Corporation to a US Holder is generally (i) 5% with respect to dividends paid if the beneficial owner of the dividends is a company which owns at least 10% of the voting stock of the Corporation, and (ii) 15% in all other cases.

                           EXCHANGE RATE INFORMATION


    In this short form prospectus, references to "Cdn$" are to Canadian dollars and references to "US$" or "$" are to United States dollars. The U.S. dollar exchange rate for Canadian dollars, based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on June 13, 2002, was US$0.6496 = Cdn$1.00. The following table sets forth, for the fiscal years and dates indicated, certain exchange rate information based on the Noon Buying Rate.



                                                              PERIOD END   AVERAGE(1)     HIGH       LOW
                                                              ----------   ----------   --------   --------
                                                                           (US$ per Cdn$1.00)
Fiscal 1997.................................................    0.6997       0.7223      0.7489     0.6948
Fiscal 1998.................................................    0.6534       0.6743      0.7105     0.6343
Fiscal 1999.................................................    0.6929       0.6730      0.6929     0.6537
Fiscal 2000.................................................    0.6666       0.6734      0.6973     0.6413
Fiscal 2001.................................................    0.6279       0.6458      0.6695     0.6242
January 1, 2002 to June 13, 2002............................    0.6496       0.6336      0.6547     0.6199


------------

(1) The average of exchange rates is based upon Noon Buying Rates on each business day during the period.

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

    DRAXIS is incorporated under the federal laws of Canada and most of its officers and directors, some of the experts, the Selling Shareholders and some of the Underwriters named in this prospectus may be resident outside of the United States. All or a substantial portion of the assets of DRAXIS and said persons may be located outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon such persons, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

    The Corporation has been advised by McCarthy Tetrault LLP that there is some doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

                             AVAILABLE INFORMATION

    In addition to its continuous disclosure obligations under Canadian provincial securities laws, the Corporation is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the SEC, such reports and other information may be prepared in accordance with the disclosure requirements of Canadian provincial securities laws, which may differ from those of the United States. Such reports and other information when filed by the Corporation can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials also can be obtained from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, by mail at prescribed rates. The Commission maintains a web site at http://www.sec.gov that contains certain reports, proxy and information statements, and other information regarding registrants, like the Corporation, that file electronically with the SEC.

                             ADDITIONAL INFORMATION

    The Corporation has filed with the SEC a registration statement (which term includes any amendments thereto) on Form F-10 under the United States Securities Act of 1933, as amended, with respect to the Offered Shares. This short form prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Corporation and the Offered Shares, reference is made to the registration statement, including the exhibits thereto. Statements made in this short form prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

             DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT


    The following documents have been filed with the SEC as part of the registration statement of which this short form prospectus forms a part:
(i) the documents listed in the first paragraph under "Documents Incorporated by Reference"; (ii) the consent of Deloitte & Touche LLP, Chartered Accountants;
(iii) the consent of McCarthy Tetrault LLP, Canadian counsel to the Corporation;
(iv) powers of attorney from directors and officers of the Corporation; and
(v) the Underwriting Agreement.


                STATEMENT REGARDING FORWARD-LOOKING INFORMATION

    This short form prospectus includes or incorporates by reference certain statements that constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included or incorporated by reference in this short form prospectus that address activities, events or developments that the Corporation expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amounts and nature thereof), business strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of its business and operations, plans and references to the future success of the Corporation and the companies in which it has equity investments, and other such matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by the Corporation in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Corporation is subject to a number of risks and uncertainties, including:
(i) the special considerations discussed in this short form prospectus and the documents incorporated herein by reference; (ii) general economic, market or business conditions; (iii) the opportunities (or lack thereof) that may be presented to or pursued by the Corporation and the companies in which it has equity investments; (iv) competitive actions by others; (v) changes in laws or regulations; and (vi) other factors, many of which are beyond the control of the Corporation and the companies in which it has equity investments. Consequently, all of the forward-looking statements made in this short form prospectus and the documents incorporated herein by reference are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Corporation will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Corporation and the companies in which it has equity investments.

                                  RISK FACTORS

    In this section, the use of the pronouns "us", "our", "we" and similar terms mean the Corporation.

    The following list of factors may not be exhaustive, as we operate in a rapidly changing business, and new risk factors emerge from time to time. We cannot predict such risk factors, nor can we assess the impact, if any, of such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, we do not, and nor should shareholders of the Corporation or purchasers of Offered Shares, rely on forward-looking statements as a prediction of actual results.

    THE COMMON SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE CORPORATION AND ITS BUSINESS BEFORE PURCHASING THE COMMON SHARES. IF ANY OF THE RISKS DESCRIBED BELOW OCCURS, THE BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CORPORATION COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE PRICE OF THE COMMON SHARES COULD DECLINE, AND ALL OR PART OF AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY MAY BE LOST.

WE MAY NOT BE ABLE TO GET TIMELY REGULATORY APPROVAL FOR OUR PRODUCTS

    Preclinical studies and clinical trials, as well as the manufacturing and marketing of our existing and potential products, are subject to extensive regulation by the Health Products and Food Branch of Health Canada ("HPF") and other authorities in Canada and by numerous federal, state and local government authorities in the United States, including the FDA. Similar regulatory requirements exist in Europe and other countries. To the extent we choose to explore foreign markets, we may rely on foreign licensees to obtain regulatory approvals in such countries. The commercialization of certain of our products will be subject to rigorous preclinical and clinical testing and other premarket approval requirements by the FDA, HPF and similar authorities in other foreign countries. Any failure or delay by us, our collaborators or licensees to comply with applicable requirements or obtain regulatory approvals for our products could adversely affect the marketing of products developed or licensed by us and our ability to receive product or royalty revenue.

    The regulatory process, which includes preclinical studies and clinical trials of each compound to establish its safety and efficacy, takes many years and requires the expenditure of substantial resources. Moreover, if regulatory approval of the drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Failure to comply with applicable regulatory requirements can, among other things, result in suspension of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. Further, government policy may change, and additional government regulations may be established that could prevent or delay regulatory approvals for our products. In addition, a marketed drug and its manufacturer are subject to continual review. Later discovery of previously unknown problems with the product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market.

    We manufacture, or expect to manufacture, many active pharmaceutical ingredients and advanced pharmaceutical intermediates that are used in our customers' drug products. The final drug products in which the pharmaceutical ingredients and advanced pharmaceutical intermediates are used, however, are subject to regulation for safety and efficacy by the FDA, HPF and other jurisdictions, as the case may be. Such products must be approved by such agencies before they can be commercially marketed. The process of obtaining regulatory clearance for marketing is uncertain, costly and time consuming. We cannot predict how long the necessary regulatory approvals will take or whether our customers will ever obtain such approval for their products. To the extent that our customers do not obtain the necessary regulatory approvals for marketing new products, our product sales could be adversely affected.

WE MAY NOT BE ABLE TO OBTAIN AND ENFORCE EFFECTIVE PATENTS TO PROTECT OUR PROPRIETARY RIGHTS FROM USE BY COMPETITORS, AND THE PATENTS OF OTHER PARTIES COULD REQUIRE US TO STOP OR TO ACQUIRE A LICENSE FOR CONDUCTING CERTAIN BUSINESS ACTIVITIES, AND OUR COMPETITIVE POSITION AND PROFITABILITY COULD SUFFER AS A RESULT

    Our success will depend, in part, on our ability to obtain, enforce and maintain patent protection for our technology in Canada, the United States and other countries. We cannot assure you that patents will issue from any pending applications or that claims now or in the future, if any, allowed under issued patents will be sufficiently broad to protect our technology. In addition, no assurance can be given that any patents issued to or licensed by us will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide continuing competitive advantages to us. Our competitor Ceva Sante Animale is opposing issued patents relating to our product Anipryl-Registered Trademark- in Europe; we are defending ourselves vigorously in this opposition. The patent positions of pharmaceutical and biotechnology firms, including us, are generally uncertain and involve complex legal and factual questions. In addition, we do not know whether any of our current research endeavors will result in the issuance of patents in Canada, the United States, or elsewhere, or if any patents already issued will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications are maintained in secrecy for at least 18 months from the date of filing, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we were the first to create inventions claimed by pending patent applications or that we were the first to file patent applications for such inventions. Certain patents related to our products have expired. Loss of patent protection could lead to generic competition for these products, and others in the future, which would materially and adversely affect the financial prospects for these products and, to a lesser extent, the Corporation.

    Our commercial success will also depend in part on our not infringing patents or proprietary rights of others and not breaching the licenses granted to us. The degree of patent protection afforded to pharmaceutical or biotechnological inventions around the world is uncertain and varies significantly between different countries. There can be no assurance that we will be able to obtain a license to any third-party technology or patents that we may require to conduct our business or that such technology or patents can be licensed at a reasonable cost. Failure by us or our collaborators to obtain a license to any technology or patents that we may need to commercialize our technologies or products may result in delays in marketing our proposed products or the inability to proceed with the development, manufacture or sale of products requiring such licenses and may have a material adverse effect on us.

    We have been required to, and may continue to be required to, engage in litigation and other patent proceedings to enforce patents issued to us, to defend our right, title and interest to patents related to our products and to determine the scope and validity of other parties' proprietary rights. These proceedings can be costly, and if the outcome of any such proceedings is adverse to us, we could lose the right to sell some of our products or could be required to pay damages.

    We also rely on unpatented trade secrets, improvements and know-how to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our corporate partners, collaborators, employees and consultants. These agreements could be breached, and we may not have adequate remedies for any breach. Further, our trade secrets could otherwise become known or be independently discovered by competitors.

IF OUR COLLABORATIVE AND COMMERCIAL RELATIONSHIPS WITH THIRD PARTIES ON WHOM WE RELY ARE UNSUCCESSFUL, OUR BUSINESS MAY SUFFER

    To be successful, we must continually establish and maintain strategic relationships with leaders in a number of biotechnology and pharmaceutical industry segments. This is critical to success because such relationships enable us to extend the reach of our products and sales in various jurisdictions, generate additional revenue and develop and deploy new products in various marketplaces. Entering into strategic relationships is complicated as some of our current and future strategic partners may decide to compete with us in some or all of the markets or refuse to fulfil or honor their contractual obligations to us.

    We have entered into a number of product in-licensing and out-licensing arrangements in which our business and financial success is dependent on third parties. In many of our product in-licensing arrangements, the product licensor is responsible for developing a body of data upon which we can base a submission to the HPF, FDA or other regulatory authority. The interests of the other party to each of these agreements may not be or remain consistent with our interests, and our collaborators may not succeed in developing a body of data that can form the basis of regulatory approval. Should our collaborators fail to develop such body of data to enable us to obtain the requisite regulatory approvals or otherwise fail to honor their commitments to us or meet our expectations, our business, financial condition and results of operations may be materially and adversely affected. In addition, we cannot control the amount and timing of resources our collaborators devote to the products to which they have rights or to the subject matters of our agreements with them generally. The agreements may be terminated by our collaborators in certain circumstances.

    To the extent we enter into product out-licensing arrangements for the marketing or distribution of our own products with collaborative partners, any revenues we receive will depend upon the efforts of third parties. There can be no assurance that any third party will market our products successfully or that any third-party collaboration will be on terms favorable to us. If any marketing partner does not market a product successfully, our business might be materially and adversely affected.

A SIGNIFICANT PORTION OF OUR BUSINESS IS DEPENDENT ON A SMALL NUMBER OF KEY CUSTOMERS

    As at December 31, 2001, DPI's two largest customers represented 73% of revenues for our contract manufacturing segment and 45% of our total revenues. DRAXIMAGE's largest customer represented 17% of revenues for our radiopharmaceuticals segment and 4% of our total revenues for the year ended December 31, 2001. The termination by any of such customers of their relationship with us would have a material adverse effect on our business, financial condition and results of operations.

IF OUR COLLABORATORS, EMPLOYEES, OR CONSULTANTS DISCLOSE OUR CONFIDENTIAL INFORMATION TO OTHERS DESPITE CONFIDENTIALITY AGREEMENTS IN PLACE, OUR BUSINESS MAY SUFFER

    Our practice is to require our employees, collaborators, consultants and outside scientific advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties, subject to certain specific limited exceptions. In the case of employees, the agreements provide that all inventions conceived by the individual shall be our exclusive property. These agreements, however, may not provide meaningful protection for our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

WE ARE SUBJECT TO REGULATION BY GOVERNMENTS IN MANY JURISDICTIONS AND, IF WE DO NOT COMPLY WITH HEALTHCARE, MANUFACTURING AND ENVIRONMENTAL REGULATIONS, OUR EXISTING AND FUTURE OPERATIONS MAY BE CURTAILED, AND WE COULD BE SUBJECT TO LIABILITY

    The HPF, FDA and other governmental regulators have increased requirements for drug purity and have increased environmental burdens upon the pharmaceutical industry. Because pharmaceutical drug manufacturing is a highly regulated industry, requiring significant documentation and validation of manufacturing processes and quality control assurance prior to approval of the facility to manufacture a specific drug, there can be considerable transition time between the initiation of a contract to manufacture a product and the actual initiation of manufacture of that product. Any lag time in the initiation of a contract to manufacture product and the actual initiation of manufacture at our facilities could cause us to lose profits or incur liabilities.

    Products manufactured by us will have to comply with the FDA's cGMP and other FDA, HPF or European guidelines and regulations. Additionally, certain of our customers may require us to adhere to additional manufacturing standards, even if not required by the FDA or other regulatory authorities. Compliance with cGMP regulations requires manufacturers to expend time, money and effort in production, and to maintain precise records and quality control to ensure that the product meets applicable specifications and other requirements. The FDA and other regulators periodically inspect drug-manufacturing facilities to ensure compliance with applicable cGMP requirements. If we fail to comply with the cGMP requirements, we may become subject to possible regulatory action and manufacturing at the facility could consequently be suspended.

    The FDA may also require the submission of any lot of a particular product for inspection. If the lot product fails to meet the FDA requirements, then the FDA could take any of the following actions: (i) restrict the release of the product; (ii) suspend manufacturing of the specific lot of the product;
(iii) order a recall of the lot of the product; or (iv) order a seizure of the lot of the product.

    Canadian and United States federal, state, local and provincial regulations govern extensively the use, manufacture, storage, handling and disposal of hazardous material and associated waste products. Although we believe that the operations at our facilities comply in all material respects with the applicable environmental laws in Canada and the United States, we cannot completely eliminate the risk of substantial environmental liabilities. Any failure by us or any of our subsidiaries to comply with the present or future environmental laws in Canada, the United States or elsewhere, could result in any of the following: (i) cessation of portions or all of our or our subsidiaries' operations; (ii) imposition of fines; (iii) restrictions on our or our subsidiaries' ability to carry on or expand our operations; (iv) significant expenditures by us in order to comply with environmental laws and regulations; or (v) liabilities in excess of our resources. Any of these sanctions could have a material adverse effect on our business, financial condition and results of operations.

    We have in place facilities and procedures designed to reduce and, to the extent possible, eliminate the risk of environmental contamination resulting from the processing of raw materials and, more specifically, from the radiopharmaceutical business of our subsidiary DRAXIMAGE and the manufacturing business of our subsidiary DPI. We also have in place a regular maintenance program to ensure continued compliance with all applicable environmental regulations.

COMPETITION BY MANUFACTURERS AND MARKETERS OF GENERIC DRUGS MAY REDUCE OUR REVENUE AND PROFITS

    Our brand name drugs face competition from generic drugs, which can have adverse effects upon sales. We have attempted to mitigate the impact of generic competition by diversifying our product lines and entering into agreements to share in the profits from the sales of generic versions of our products. However, competition from generics could result in lower revenues and margins.

OUR BUSINESS COULD BE HARMED IF THERE WERE A DISPUTE OR DISRUPTION WITH OUR UNIONIZED EMPLOYEES

    Although our subsidiary DPI currently has a good relationship with the United Food & Commercial Workers International Union, Local 291 (AFL-CIO), there can be no assurance that future labour difficulties will not arise. Should such difficulties arise which lead to significant grievance issues and/or a labour strike, such events might have a material adverse effect on our business.

FACTORS BEYOND OUR CONTROL COULD CAUSE INTERRUPTION IN OUR OPERATIONS, WHICH WOULD ADVERSELY AFFECT OUR REPUTATION IN THE MARKETPLACE AND OUR RESULTS OF OPERATIONS

    To succeed, we must be able to operate our manufacturing facilities without interruption. We could suffer an interruption caused by damage from a variety of sources, many of which are not within our control, including, fire, flood and other natural disasters, power loss and telecommunication failure, software and hardware errors, failures or crashes and similar disruptions. Any significant interruptions in our operations would damage our reputation in the marketplace and have a negative impact on our results of operations.

ALTHOUGH WE CARRY INSURANCE, A SUCCESSFUL LIABILITY CLAIM COULD NEGATIVELY IMPACT OUR BUSINESS

    The use of any of our unapproved products under development and the sale of any approved products may expose us to liability claims resulting from the use of these products. Such claims might be made directly by consumers, healthcare providers or by pharmaceutical companies or others selling such products. We currently have liability insurance, but we cannot provide assurance that we will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to this potential liability. We might not be able to maintain or obtain additional commercially reasonable product liability insurance for any products approved for marketing. A successful product liability claim or a series of claims brought against us could have a material adverse effect on our business, financial condition or results of operations. Even unsuccessful product liability claims could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage our reputation and impair the marketability of our products.

IF THE MARKET DOES NOT ACCEPT OUR PRODUCTS, OUR BUSINESS COULD BE HARMED

    There can be no assurance that any of our products in development or products recently launched will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt of regulatory approvals, the establishment and demonstration in the medical community of the clinical efficacy and safety of the products, the establishment and demonstration of the potential advantages over existing and new treatment methods and the reimbursement policies of government and third-party payors. There can be no assurance that physicians, patients, payors or the medical community in general will accept and utilize any existing or new products that may be developed by us.

    We anticipate that we will face increased competition in the future as new products enter the market and advanced technologies become available. There can be no assurance that existing products or new products developed by our competitors will not be more effective, or be more effectively marketed and sold, than any that may be developed or sold by us. Competitive products may render our products obsolete and uncompetitive prior to recovering research, development or commercialization expenses incurred with respect to any such products.

    Many of our existing or potential competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than do we. In addition, many of these competitors have significantly greater experience in undertaking research, preclinical studies and human clinical trials of new pharmaceutical products, obtaining regulatory approvals and manufacturing and marketing such products. Accordingly, our competitors may succeed in commercializing products more rapidly or effectively, which could have a material adverse effect on our business, financial condition or results of operations.

FAILURE OF ONE OF OUR CURRENT OR FUTURE CLINICAL TRIALS COULD HAVE A MATERIALLY NEGATIVE IMPACT ON OUR FUTURE PROSPECTS

    The development of new products is subject to a number of significant risks. Potential products that appear to be promising in various stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that the potential product will be found ineffective or unduly toxic during preclinical or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical to market or not achieve market acceptance, or be precluded from commercialization by proprietary rights of third parties. Certain products we are attempting to develop have never been manufactured on a commercial scale, and there can be no assurance that such products can be manufactured at a cost or in a quantity to render such products commercially viable. Production of such products may require the development of new manufacturing technologies and expertise. The impact on our business in the event that new manufacturing technologies and expertise would have to be developed is uncertain. Many of our potential products will require significant additional research and development efforts and significant additional preclinical and clinical testing, prior to any commercial use. There can be no assurance that we will successfully meet any of these technological challenges, or others that may arise in the course of development.

    Before obtaining regulatory approval for the commercial sale of any product under development, we must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious. The results from preclinical studies and clinical trials may not be totally predictive of results obtained in larger clinical trials, and there can be no assurance that our or any collaborators' clinical trials will demonstrate safety and efficacy, achieve regulatory approvals or result in marketable products. A number of companies in the biotechnology and pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials. Failure to successfully complete clinical trials on a timely basis could have an adverse effect on our future business, financial condition and results of operations.

OUR PROFIT DEPENDS IN PART ON REIMBURSEMENT POLICIES AND REGULATIONS OF GOVERNMENT HEALTH ADMINISTRATION AUTHORITIES, PRIVATE HEALTH INSURERS AND OTHER ORGANIZATIONS

    The business and financial condition of pharmaceutical companies will continue to be affected by the efforts of governments and third-party payors to contain or reduce the costs of health care through various means. For example, in certain markets, including Canada, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar government controls. In addition, an increasing emphasis on managed health care in the United States has increased and will continue to increase the pressure on pharmaceutical pricing. While we cannot predict whether such legislative or regulatory proposals will be adopted or the effects such proposals or managed care efforts may have on our business, the announcement and/or adoption of such proposals or efforts could have a material adverse effect on our business and financial condition and that of our current and prospective corporate partners. Accordingly, our ability to establish strategic alliances may be adversely affected. In addition, in Canada, the United States and elsewhere, sales of prescription pharmaceutical products are dependent, in part, on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. To the extent we succeed in bringing new products to market, there can be no assurance that these products will be considered cost-effective and reimbursement to consumers will be available or will be sufficient to allow the sale of these products on a competitive basis. The Patented Medicine Prices Review Board, which monitors and controls prices of patented drug products marketed in Canada, may assert jurisdiction over our products under development which may limit the prices that can be charged for such products. We may not be able to obtain prices for our products under development that will make them commercially viable.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO GROW, AND IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY, WE MAY INCUR UNEXPECTED EXPENSES AND BE UNABLE TO MEET OUR CUSTOMERS' REQUIREMENTS

    We will need to maintain, expand and upgrade our manufacturing facilities and operations to execute current commercial obligations to customers, widen our customer base and increase manufacturing efficiencies as well as to launch a series of products into the Canadian marketplace over the next few years. We cannot be certain that our employees, systems, procedures, controls and existing space will be adequate to support expansion of its operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems and operational excellence in order to achieve established business objectives. An unexpectedly large increase in the volume of manufacturing business or the number of orders placed by customers may require us to expand and further upgrade our facilities and the technology related to our manufacturing. We may not be able to project the rate of timing of such increases or customer demands accurately or to expand and upgrade our facilities and supporting systems and infrastructure to accommodate such increases. Difficulties in managing any future growth could have a significant negative impact on our business because we may incur unexpected expenses and be unable to meet our customers' requirements.

OUR FINANCIAL RESULTS MAY FLUCTUATE, AND OUR FUTURE REVENUE AND PROFITABILITY ARE UNCERTAIN

    Our ability to achieve and maintain profitability in the foreseeable future depends on the commercial success of our products and services. Because we will be launching or are in the process of launching new products in new markets, revenues are difficult to predict and may fluctuate substantially from period to period. In addition, product development programs will require substantial additional investment, including the cost of clinical trials, obtaining additional regulatory approvals, if necessary, and marketing and sales expenses associated with potential new product introductions. Our manufacturing facility will continue to require capital investment in order to maintain, upgrade and expand its operations. The success of our subsidiaries DRAXIMAGE and DPI will rely significantly on the ability of both companies to maintain and to increase substantially their manufacturing capabilities to satisfy customer demand. There can be no assurance that, or if so when, we will successfully develop, receive regulatory approvals for, or manufacture or market, any new products for our own marketing purposes, or for third parties. The research, development, production and marketing of new products will require the application of considerable technical and financial resources by us and our collaborators, while revenues that are generated by such products, if successfully developed and marketed, may not be realized for several years. We may not be able to sustain profitability. We may require external financing to complete certain aspects of our strategic plan, and external sources of capital may not be available at an acceptable cost. Should Societe generale de financement du Quebec ("SGF") divest its interest in DPI, or the shareholder relationship between us and SGF become strained, there may be a negative effect on us and our manufacturing facility operations.


IF WE CANNOT ADAPT TO CHANGING TECHNOLOGIES, OUR PRODUCTS AND SERVICES MAY BECOME OBSOLETE AND OUR BUSINESS COULD SUFFER


    Because the biotechnology and pharmaceutical industry is characterized by rapid technology change and obsolescence, we may be unable to anticipate changes in our current and potential customer requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasing sophistication and varied needs of our respective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology and investing in certain niche markets entails significant technical and business risks. We may not be successful in using our new technologies or exploiting our niche markets effectively or adapting our businesses to evolving customer requirements or emerging industry standards.

OUR COMMON SHARE PRICE HAS BEEN, AND IS LIKELY TO CONTINUE TO BE, VOLATILE

    The market prices for the securities of pharmaceutical and biotechnology companies, including ours, have historically been highly volatile, and the market has, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in our operating results, announcements of competing technological innovations or new therapeutic products by our competitors, clinical trial results, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs developed by us or others and general market conditions can have an adverse effect on the market price of our shares. In particular, the realization of any of the risks described herein could have a material adverse impact on such market price. Sales of substantial amounts of our shares in the public market, or the perception that such sales will occur, could also adversely affect the market price of our shares and make it more difficult in the future for us to raise funds through equity offerings.

WE ARE EXPOSED TO EXCHANGE RATE FLUCTUATIONS WHICH COULD NEGATIVELY AFFECT OUR BUSINESS

    A substantial portion of our revenues are now, and are expected to continue to be, realized in US dollars. Our operating expenses are primarily paid in Canadian dollars. Fluctuations in the exchange rate between the US dollar and the Canadian dollar may have a material effect on our results of operations. In particular, we may be adversely affected by a significant strengthening of the Canadian dollar against the US dollar. We do not currently use derivative instruments to hedge our foreign exchange risk and have no plans to do so in the future.

IF WE LOSE THE SERVICES OF KEY PERSONNEL WE MAY BE UNABLE TO REPLACE THEM, AND OUR BUSINESS COULD BE NEGATIVELY AFFECTED

    Our success depends on the retention of principal members of our management and scientific staff and on our ability to continue to attract, motivate and retain additional key personnel. The market for retaining and obtaining such key personnel is intensely competitive and the loss of the services of key personnel or the failure to recruit necessary additional personnel could materially and adversely affect operations and our research and development efforts.

INVESTORS HEREUNDER MAY NOT BE ABLE TO SUCCESSFULLY ENFORCE CIVIL LIABILITIES AGAINST US, THE UNDERWRITERS OR THE SELLING SHAREHOLDERS

    DRAXIS is incorporated under the federal laws of Canada and most of its officers and directors, some of the experts, the Selling Shareholders and some of the Underwriters named in this prospectus may be resident outside of the United States. All or a substantial portion of the assets of DRAXIS and said persons may be located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon the Corporation or such persons, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States Securities Act of 1933, as amended. Investors should not assume that Canadian courts (i) would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or (ii) would enforce, in original actions, liabilities against the Corporation or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

ALTHOUGH WE CONSIDER THE CORPORATION TO HAVE GOOD DEFENCES TO SUCH ACTIONS, SHOULD CURRENT LAWSUITS AGAINST US SUCCEED, WE COULD INCUR A SUBSTANTIAL LOSS

    While we believe the Corporation has good defences to the Knoll, Innovations Foundation and University of Toronto proceedings (see "Legal Proceedings" below), these disputes may not be resolved in our favour. It is possible that a court or arbitration tribunal may find us to be in breach of certain agreements, or of infringing validly issued patents of third parties or practising the intellectual property of others. In that event, in addition to the cost of defending the underlying proceedings, we may have to pay license fees, additional royalties and/or damages and may be ordered to assign certain Anipryl-Registered Trademark--related patents and be prohibited from conducting certain activities. Under such circumstances, we could incur substantial loss and our business could be negatively affected.

                               LEGAL PROCEEDINGS

    From time to time, the Corporation becomes involved in legal proceedings and claims which arise in the ordinary course of business. With the exception of the two matters described below related to Anipryl-Registered Trademark-, a companion animal health product, the Corporation considers that the ultimate liability with respect to any known actions will not materially affect the business, financial position, results of operations or cash flows of the Corporation.

    In 1998, a Canadian legal proceeding was launched against the Corporation and Deprenyl Animal Health, Inc. ("DAHI"), a subsidiary of the Corporation which receives licensing and royalty revenue related to Anipryl-Registered Trademark-, by a former consultant, Jozsef Knoll, claiming royalty entitlements based on the net profit from sales of Anipryl-Registered Trademark-. Total damages claimed are $100 million. The plaintiff also claims entitlement to certain shares of DAHI. The plaintiff has taken no steps in the last 2 years to move the claim forward and may not do so. The Corporation believes that it has good defences to this claim and that it is without merit and has and will continue to vigorously defend itself.

    Since 2000, the Corporation and DAHI have been involved in U.S. and Canadian legal proceedings with the University of Toronto and the University of Toronto Innovations Foundation. One dispute relates to the terms of a 1992 license agreement under which Innovations Foundation is claiming entitlement to a portion of the consideration earned by DAHI with respect to Anipryl-Registered Trademark-. The second dispute relates to a 1990 contract research agreement under which the University of Toronto is claiming a declaration of ownership and an order for assignment of patents and damages related to certain Anipryl-Registered Trademark--related intellectual property. The damages claimed in the proceedings are in the range of Cdn$100 million. While both claims are at a very preliminary stage and the matters at issue are factually and legally complex, the Corporation believes that it has good defences to the claims made by the University of Toronto and the University of Toronto Innovations Foundation and considers the claims to be without merit and is vigorously defending itself.

                                 LEGAL MATTERS

    Certain legal matters relating to the Offered Shares offered by this short form prospectus will be passed upon at the date of closing by McCarthy Tetrault LLP with respect to matters of Canadian law and by Gardner, Carton & Douglas with respect to matters of United States law on behalf of the Corporation, by Torys LLP on behalf of the Underwriters, by Cahill Gordon & Reindel on behalf of Elan and by Blake, Cassels & Graydon LLP on behalf of Novopharm.

    As of the date hereof, (a) the partners and associates of McCarthy
Tetrault LLP beneficially owned, directly or indirectly, less than 1% of the outstanding common shares of the Corporation or any of its associates or affiliates, and (b) the partners and associates of Torys LLP beneficially owned, directly or indirectly, less than 1% of the outstanding common shares of the Corporation or any of its associates or affiliates.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

    The auditors of the Corporation are Deloitte & Touche LLP, Chartered Accountants, Suite 3000, 1 Place Ville Marie, Montreal, Quebec H3B 4T9. The transfer agent and registrar for the Common Shares in Canada is Computershare Trust Corporation of Canada at its principal office in Toronto, Ontario.

                                    PART II
                         INFORMATION NOT REQUIRED TO BE
                      DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

    Under the Canada Business Corporations Act ("BCA"), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity:

    (a) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity;

    (b) with court approval, against all costs, charges and expenses reasonably incurred by the individual in connection with an action brought by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party by reason of the individual's association with the Registrant or other entity; and

    (c) in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done;

PROVIDED, in all cases, such individual (i) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request; and
(ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

    Subject to the limitations contained in the BCA, the By-laws of the Registrant provide that every director or officer of the Registrant, every former director or officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives shall, from time to time, be indemnified and saved harmless by the Registrant from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or body corporate of which the Registrant is or was a shareholder if (i) he or she acted honestly and in good faith and with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.

    The Registrant maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions and no claims have been made thereunder to date.

    The Underwriting Agreement provides that the Registrant will indemnify the Underwriters in certain circumstances. The Underwriting Agreement contains provisions by which the Underwriters agree to indemnify the Registrant, each of the directors and officers of the Registrant and each person who controls the Registrant within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to information furnished by the Underwriters for use in this Registration Statement.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

    The following exhibits have been filed as part of the Registration
Statement:


EXHIBIT
NUMBER                                          DESCRIPTION
-------                                         -----------
 3.1                    Underwriting Agreement (to be filed by amendment)

 4.1                    United States Securities and Exchange Commission Form 20-F
                        (annual information form) of the Corporation dated May 20,
                        2002 (incorporated herein by reference to the Corporation's
                        Annual Report on Form 20-F for the year ended December 31,
                        2001, filed on May 20, 2002 (SEC file no. 0-17434))

 4.2                    Material change report of the Corporation dated January 24,
                        2002 (incorporated herein by reference to the Corporation's
                        Report of Foreign Issuer on Form 6-K filed on May 29, 2002
                        (SEC file no. 0-17434))

 4.3                    Audited comparative consolidated financial statements of the
                        Corporation and the notes thereto for the financial year
                        ended December 31, 2001 (expressed in US dollars and
                        presented in accordance with US GAAP), together with the
                        report of the auditors thereon, found at pages 30
                        through 47 of the 2001 annual report to shareholders of the
                        Corporation (incorporated herein by reference to the
                        Corporation's Annual Report on Form 20-F for the year ended
                        December 31, 2001, filed on May 20, 2002 (SEC file
                        no. 0-17434))

 4.4                    Management's discussion and analysis for the year ended
                        December 31, 2001 (in relation to financial statements
                        presented in accordance with US GAAP), included as pages 16 to 28 in the 2001 annual report to shareholders of the
                        Corporation (incorporated herein by reference to the
                        Corporation's Report of Foreign Issuer on Form 6-K filed on
                        May 29, 2002 (SEC file no. 0-17434))

 4.5                    Audited comparative consolidated financial statements of the
                        Corporation and the notes thereto for the financial year
                        ended December 31, 2001 (expressed in US dollars and
                        presented in accordance with Canadian GAAP), together with the report of the auditors thereon, found at pages 17 to 39 of the Canadian GAAP Financial Information 2001 Supplement
                        (incorporated herein by reference to the Corporation's
                        Report of Foreign Issuer on Form 6-K filed on May 29, 2002
                        (SEC file no. 0-17434))

 4.6                    Management's discussion and analysis for the year ended
                        December 31, 2001 (in relation to financial statements
                        presented in accordance with Canadian GAAP), included as
                        pages 1 to 15 in the Canadian GAAP Financial Information
                        2001 Supplement (incorporated herein by reference to the
                        Corporation's Report of Foreign Issuer on Form 6-K filed on
                        May 29, 2002 (SEC file no. 0-17434))

 4.7 Unaudited comparative consolidated financial statements of the Corporation included as pages 14 to 27 of the interim report to shareholders for the period ended March 31, 2002
                        (incorporated herein by reference to the Corporation's
                        Report of Foreign Issuer on Form 6-K filed on May 17, 2002
                        (SEC file no. 0-17434))

 4.8                    Management's discussion and analysis included as pages 4
                        to 13 of the interim report to shareholders for the period ended March 31, 2002 (incorporated herein by reference to
                        the Corporation's Report of Foreign Issuer on Form 6-K filed on May 17, 2002 (SEC file no. 0-17434))

 4.9                    Management proxy circular of the Corporation dated April 2,
                        2002 in connection with the 2002 annual meeting of
                        shareholders of the Corporation, other than the sections
                        entitled "Executive Compensation -- Report of Compensation
                        Committee," "Executive Compensation -- Stock Performance
                        Graph" and "Corporate Governance" (incorporated herein by
                        reference to the Corporation's Report of Foreign Issuer on
                        Form 6-K filed on May 29, 2002 (SEC file no. 0-17434))

 5.1                    Consent of Deloitte & Touche, Chartered Accountants

 5.2                    Consent of McCarthy Tetrault LLP, Canadian counsel to
                        Registrant

 6.1                    Powers of Attorney for persons executing this Registration
                        Statement (incorporated herein by reference to the Corporation's Registration Statement on Form F-10 filed on
                        June 4, 2002 (SEC file no. 333-89750))

                                    PART III
                 UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1. UNDERTAKING

    The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2. CONSENT TO SERVICE OF PROCESS


    The Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X on June 4, 2002 (SEC file no. 333-89750).


                                     III-1

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Ontario, Canada on June 14, 2002.


                                                 DRAXIS HEALTH INC.

                                                 By:   /s/ MARTIN BARKIN, M.D.
                                                       -----------------------------------
                                                       Martin Barkin, M.D.
                                                       PRESIDENT AND CHIEF EXECUTIVE
                                                       OFFICER

                                     III-2

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of June 2002.


                      SIGNATURE                                      TITLE
                      ---------                                      -----
               /s/ MARTIN BARKIN, M.D.                               President, Chief Executive Officer,
     -------------------------------------------                     Chief Operating Officer and Director
                 Martin Barkin, M.D.                                 (Principal Executive Officer)

                 /s/ JIM A.H. GARNER                                 Senior Vice President, Finance and Chief
     -------------------------------------------                     Financial Officer
                   Jim A.H. Garner                                   (Principal Financial Officer)

                          *
     -------------------------------------------                     Controller
                    Thanh Nguyen

                          *
     -------------------------------------------                     Chairman and Director
                    Brian M. King

                          *
     -------------------------------------------                     Director
                    Leslie L. Dan

                          *
     -------------------------------------------                     Vice-Chairman and Director
                  James P. Doherty

                          *
     -------------------------------------------                     Director
                  George M. Darnell

                          *
     -------------------------------------------                     Director
                    Samuel Sarick

                                     III-3

                      SIGNATURE                                      TITLE
                      ---------                                      -----
                          *
     -------------------------------------------                     Director
                   Stewart D. Saxe

                          *
     -------------------------------------------                     Director
                   John A. Vivash

                 /s/ JIM A.H. GARNER
     -------------------------------------------
 Jim A.H. Garner, as attorney-in-fact, pursuant to a
 power of attorney granted in Registration Statement
        No. 333-89750 filed on June 4, 2002


                                     III-4

                           AUTHORIZED REPRESENTATIVE

    Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in its capacity as the duly authorized representative of DRAXIS Health Inc. in the United States, in the City of Chicago, State of Illinois on May 30, 2002.

                                                 /s/  JEFFREY R. GRAVES
                                                 ----------------------------------------
                                                 CT Corporation System
                                                 As Agent for Service for
                                                 DRAXIS Health Inc.
                                                 (Authorized Representative)

                                     III-5

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                          DESCRIPTION
-------                                         -----------
 3.1                    Underwriting Agreement (to be filed by amendment)

 4.1                    United States Securities and Exchange Commission Form 20-F
                        (annual information form) of the Corporation dated May 20,
                        2002 (incorporated herein by reference to the Corporation's
                        Annual Report on Form 20-F for the year ended December 31,
                        2001, filed on May 20, 2002 (SEC file no. 0-17434))

 4.2                    Material change report of the Corporation dated January 24,
                        2002 (incorporated herein by reference to the Corporation's
                        Report of Foreign Issuer on Form 6-K filed on May 29, 2002
                        (SEC file no. 0-17434))

 4.3                    Audited comparative consolidated financial statements of the
                        Corporation and the notes thereto for the financial year
                        ended December 31, 2001 (expressed in US dollars and
                        presented in accordance with US GAAP), together with the
                        report of the auditors thereon, found at pages 30
                        through 47 of the 2001 annual report to shareholders of the
                        Corporation (incorporated herein by reference to the
                        Corporation's Annual Report on Form 20-F for the year ended
                        December 31, 2001, filed on May 20, 2002 (SEC file
                        no. 0-17434))

 4.4                    Management's discussion and analysis for the year ended
                        December 31, 2001 (in relation to financial statements
                        presented in accordance with US GAAP), included as pages 16 to 28 in the 2001 annual report to shareholders of the
                        Corporation (incorporated herein by reference to the
                        Corporation's Report of Foreign Issuer on Form 6-K filed on
                        May 29, 2002 (SEC file no. 0-17434))

 4.5                    Audited comparative consolidated financial statements of the
                        Corporation and the notes thereto for the financial year
                        ended December 31, 2001 (expressed in US dollars and
                        presented in accordance with Canadian GAAP), together with the report of the auditors thereon, found at pages 17 to 39 of the Canadian GAAP Financial Information 2001 Supplement
                        (incorporated herein by reference to the Corporation's
                        Report of Foreign Issuer on Form 6-K filed on May 29, 2002
                        (SEC file no. 0-17434))

 4.6                    Management's discussion and analysis for the year ended
                        December 31, 2001 (in relation to financial statements
                        presented in accordance with Canadian GAAP), included as
                        pages 1 to 15 in the Canadian GAAP Financial Information
                        2001 Supplement (incorporated herein by reference to the
                        Corporation's Report of Foreign Issuer on Form 6-K filed on
                        May 29, 2002 (SEC file no. 0-17434))

 4.7 Unaudited comparative consolidated financial statements of the Corporation included as pages 14 to 27 of the interim report to shareholders for the period ended March 31, 2002
                        (incorporated herein by reference to the Corporation's
                        Report of Foreign Issuer on Form 6-K filed on May 17, 2002
                        (SEC file no. 0-17434))

 4.8                    Management's discussion and analysis included as pages 4
                        to 13 of the interim report to shareholders for the period ended March 31, 2002 (incorporated herein by reference to
                        the Corporation's Report of Foreign Issuer on Form 6-K filed on May 17, 2002 (SEC file no. 0-17434))

 4.9                    Management proxy circular of the Corporation dated April 2,
                        2002 in connection with the 2002 annual meeting of
                        shareholders of the Corporation, other than the sections
                        entitled "Executive Compensation -- Report of Compensation
                        Committee," "Executive Compensation -- Stock Performance
                        Graph" and "Corporate Governance" (incorporated herein by
                        reference to the Corporation's Report of Foreign Issuer on
                        Form 6-K filed on May 29, 2002 (SEC file no. 0-17434))

 5.1                    Consent of Deloitte & Touche, Chartered Accountants

 5.2                    Consent of McCarthy Tetrault LLP, Canadian counsel to
                        Registrant

 6.1                    Powers of Attorney for persons executing this Registration
                        Statement (incorporated herein by reference to the Corporation's Registration Statement on Form F-10 filed on
                        June 4, 2002 (SEC file no. 333-89750))


                                     III-6